As filed with the Securities and Exchange Commission on March 31, 2023	1933 Act Registration No. 033-22740 1940 Act Registration No. 811-05585

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 38 TO
FORM S-6
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF UNIT INVESTMENT TRUSTS
REGISTERED ON FORM N-8B-2

LINCOLN LIFE FLEXIBLE PREMIUM VARIABLE LIFE ACCOUNT G
(Exact Name of Trust)

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
(Name of Depositor)

1301 South Harrison Street Fort Wayne, IN 46802
(Complete Address of Depositor's Principal Executive Offices)

Craig Beazer, Esq. The Lincoln National Life Insurance Company 150 North Radnor Chester Road Radnor, PA 19087 (Name and Complete Address of Agent for Service)	Copy To: Jassmin McIver-Jones The Lincoln National Life Insurance Company 100 N. Greene Street Greensboro, NC 27401

Approximate date of proposed public offering: Continuous

Title of Securities being registered: Indefinite Number of Units of Interest in Variable Life Insurance Contracts

EXPLANATORY NOTE

This Post-Effective Amendment No. 38 to the Registration Statement on Form S-6 (File No. 033-22740) of Lincoln Life Flexible Premium Variable Life Account G (the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of updating Exhibit 10 (6) of the Registration Statement. Accordingly, this Post-Effective Amendment No. 38 consists only of a facing page, this explanatory note, and Part II of the Registration Statement on Form S-6 setting forth the exhibits to the Registration Statement. This Post-Effective Amendment No. 38 does not modify any other part of the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 38 shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

PART II

Exhibits. This Post-Effective Amendment does not amend or delete the currently effective Prospectus(es) or supplements to the prospectus(es), or any other part of the Registration Statement except as specifically noted herein. (The contents of the Registration Statement are hereby incorporated by reference.)

The following exhibits correspond to those required by paragraph A of the instructions as to exhibits in Form N-8B-2:

(10) 6. Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm (Filed Herewith).

SIGNATURES

(a) As required by the Securities Act of 1933 and the Investment Company Act of 1940, each Registrant certifies that it meets the requirements of Securities Act Rule 485(b) for effectiveness of these registration statements and has caused these Post-Effective Amendments to the registration statements to be signed on its behalf, in the City of Hartford and State of Connecticut on the 27th day of March, 2023 at 3:41 pm.

Lincoln Life Flexible Premium Variable Life Account M

Lincoln Life Flexible Premium Variable Life Account R

Lincoln Life Flexible Premium Variable Life Account JF-A

Lincoln Life Flexible Premium Variable Life Account G

(Registrants)

By	/s/Joshua Durand
Joshua Durand
Vice President
The Lincoln National Life Insurance Company

The Lincoln National Life Insurance Company

(Depositor)

By	/s/Joshua Durand
Joshua Durand
Vice President
The Lincoln National Life Insurance Company

Lincoln Life Flexible Premium Variable Life Account M (File No.: 811-08557)

333-229292 (Amendment No. 9)	333-146507 (Amendment No. 32)	333-118477 (Amendment No. 23)
333-200100 (Amendment No. 12)	333-259409 (Amendment No. 2)	333-237112 (Amendment No. 6)
333-259297 (Amendment No. 2)	333-118478 (Amendment No. 23)	333-181796 (Amendment No. 13
333-139960 (Amendment No. 24)	333-249922 (Amendment No. 5)	333-229198 (Amendment No. 11)
333-191329 (Amendment No. 19)	333-111137 (Amendment No. 24)

Lincoln Life Flexible Premium Variable Life Account R (File No.: 811-08579)

333-249920 (Amendment No. 5)	333-188891 (Amendment No. 12)	333-115882 (Amendment No. 24)
333-232013 (Amendment No. 5)	333-207968 (Amendment No. 9)

Lincoln Life Flexible Premium Variable Life Account JF-A (File No.: 811-04160)

333-144272 (Amendment No. 19)	333-144274 (Amendment No. 18)

Lincoln Life Flexible Premium Variable Life Account G (File No.: 811-05585)

033-22740 (Amendment No. 38)

(b) As required by the Securities Act of 1933 and the Investment Company Act of 1940, these Amendments to the registration statements have been signed by the following persons in their capacities indicated on March 27, 2023 at 4:18 pm.

Signature	Title

*/s/Ellen G. Cooper
Ellen G. Cooper	President and Director

*/s/Christopher M. Neczypor
Christopher M. Neczypor	Executive Vice President, Chief Financial Officer and Director

*/s/Craig T. Beazer
Craig T. Beazer	Executive Vice President, General Counsel and Director

*/s/Eric B. Wilmer
Eric B. Wilmer	Assistant Vice President and Director

*/s/Jayson R. Bronchetti
Jayson R. Bronchetti	Executive Vice President, Chief Investment Officer and Director

*/s/Adam M. Cohen
Adam M. Cohen	Senior Vice President and Chief Accounting Officer

* By	/s/Jassmin McIver-Jones
Jassmin McIver-Jones
Attorney-in-Fact, pursuant to a Power- of-Attorney filed with this Registration Statement